Exhibit 99.1

On February 1, 2010, Richard W. Kunes sold 50,000 shares of Class A Common Stock at an average sale price of $52.8258.
The information regarding the shares sold that day at each price appears in the two columns below:

  200	$52.66
  100	$52.67
1,300	$52.68
  100	$52.68
  400	$52.71
  200	$52.73
  100	$52.74
4,050	$52.75
  700	$52.755
4,700	$52.760
  700	$52.765
1,600	$52.770
  300	$52.775
2,600	$52.780
  400	$52.785
  161	$52.79
2,802	$52.80
  300	$52.805
  200	$52.810
1,598	$52.82
  839	$52.83
  500	$52.835
3,600	$52.840
  800	$52.845
  400	$52.848
1,600	$52.850
  900	$52.855
  500	$52.855
2,500	$52.860
  100	$52.863
1,400	$52.870
1,900	$52.873
  300	$52.875
1,679	$52.880
1,600	$52.89
  500	$52.895
2,700	$52.900
  200	$52.905
2,671	$52.910
  900	$52.915
  300	$52.920
1,200	$52.93
  200	$52.94
  200	$53.01